Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Integral Systems, Inc.:

We consent to the incorporation by reference in the registration statements No. 333-61559, No. 333-87694, No. 333-133769, No. 333-150759, and No. 333-150761 on Form S-8 and registration statements No. 333-102100, No. 333-112659, No. 333-122963, and No. 333-153706 on Form S-3 of Integral Systems, Inc., of our reports dated December 8, 2010, with respect to the consolidated balance sheet of Integral Systems, Inc. as of September 24, 2010, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year then ended, and the effectiveness of internal control over financial reporting as of September 24, 2010, which reports appear in the September 24, 2010 annual report on Form 10-K of Integral Systems, Inc.

Our report dated December 8, 2010, on the effectiveness of internal control over financial reporting as of September 24, 2010, expresses our opinion that Integral Systems, Inc. did not maintain effective internal control over financial reporting as of September 24, 2010 because of the effect of a material weakness related to a lack of sufficient and qualified accounting resources.

/s/ KPMG LLP

Baltimore, Maryland

December 8, 2010